Exhibit 99.1

Badger Meter Declares Regular Quarterly Dividend and Appoints James F. Stern to Board of Directors

MILWAUKEE--(BUSINESS WIRE)--November 11, 2016--The Badger Meter, Inc. (NYSE: BMI) Board of Directors today declared a regular quarterly cash dividend of $0.115 per share to shareholders of record November 30, 2016, payable December 15, 2016.

The company also announced that James F. Stern, 54, executive vice president, general counsel and secretary of A.O. Smith Corporation, has been appointed a director of the company to fill the vacancy created when the Board of Directors increased the number of directors constituting the Board by one to a total of nine. Stern has more than 25 years of experience in management, corporate governance and mergers & acquisitions. He joined A.O. Smith in 2007 and, in addition to his corporate development involvement, has for the past several years chaired the company’s global water treatment steering committee, focusing on strategy, expansion and alignment of the company’s water treatment businesses. Prior to joining A.O. Smith, Stern was a partner in the transactional & securities practice group of Foley & Lardner LLP in Milwaukee, Wisconsin.

“Jim brings a wealth of public-company executive leadership experience to our board. His background in the water technology industry and in corporate strategic and operational issues will be especially valuable to our board and management team,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276